                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                 AMENDMENT NO. 2
                                       TO
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                 (Rule 13d-101)

                           --------------------------

                               LENNAR CORPORATION
                                (Name of Issuer)

                           --------------------------

                 CLASS B COMMON STOCK, PAR VALUE $0.10 PER SHARE
                         (Title of Class of Securities)

                           --------------------------

                                    526057302
                                 (CUSIP Number)

                           --------------------------

                            David W. Bernstein, Esq.
                             Clifford Chance US LLP
                             31 West 52nd Street
                            New York, New York 10019
                                 (212) 878-8000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                           --------------------------

                                December 16, 2005
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

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--------------------------------------------------------------------------------
CUSIP No. 526057302                   13D                     Page 2 of 10 Pages
--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             MP ALPHA HOLDINGS LLLP
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             NOT APPLICABLE
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            |_|
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------
                            7.    SOLE VOTING POWER
NUMBER OF
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.    SHARED VOTING POWER
OWNED BY                          20,683,654
EACH                        ----------------------------------------------------
REPORTING                   9.    SOLE DISPOSITIVE POWER
PERSON WITH
                            ----------------------------------------------------
                            10.   SHARED DISPOSITIVE POWER
                                  20,683,654
--------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             20,683,654
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES
                                                                             |_|
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             63.7%
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 526057302                   13D                     Page 3 of 10 Pages
--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             MP ALPHA HOLDINGS LLLP INVESTMENTS TRUST
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             NOT APPLICABLE
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            |_|
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------
                            7.    SOLE VOTING POWER
NUMBER OF
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.    SHARED VOTING POWER
OWNED BY                          20,683,654
EACH                        ----------------------------------------------------
REPORTING                   9.    SOLE DISPOSITIVE POWER
PERSON WITH
                            ----------------------------------------------------
                            10.   SHARED DISPOSITIVE POWER
                                  20,683,654
--------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             20,683,654
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES
                                                                             |_|
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             63.7%
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 526057302                   13D                     Page 4 of 10 Pages
--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             LMM FAMILY CORP.
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             NOT APPLICABLE
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            |_|
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------
                            7.    SOLE VOTING POWER
NUMBER OF
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.    SHARED VOTING POWER
OWNED BY                          21,204,314
EACH                        ----------------------------------------------------
REPORTING                   9.    SOLE DISPOSITIVE POWER
PERSON WITH
                            ----------------------------------------------------
                            10.   SHARED DISPOSITIVE POWER
                                  21,204,314
--------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             21,204,314
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES
                                                                             |_|
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             65.3%
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 526057302                   13D                     Page 5 of 10 Pages
--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             MATERIAL TRUST I CREATED UNDER LEONARD MILLER AMENDED AND RESTATED REVOCABLE TRUST AGREEMENT DATED JUNE 8, 2001
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             NOT APPLICABLE
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            |_|
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
                            7.    SOLE VOTING POWER
NUMBER OF
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.    SHARED VOTING POWER
OWNED BY                          21,204,314
EACH                        ----------------------------------------------------
REPORTING                   9.    SOLE DISPOSITIVE POWER
PERSON WITH
                            ----------------------------------------------------
                            10.   SHARED DISPOSITIVE POWER
                                  21,204,314
--------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             21,204,314
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES
                                                                             |_|
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             65.3%
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             0O
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 526057302                   13D                     Page 6 of 10 Pages
--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             THE MILLER CHARITABLE FUND, LLLP
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             NOT APPLICABLE
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            |_|
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
                            7.    SOLE VOTING POWER
NUMBER OF
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.    SHARED VOTING POWER
OWNED BY                          520,660
EACH                        ----------------------------------------------------
REPORTING                   9.    SOLE DISPOSITIVE POWER
PERSON WITH
                            ----------------------------------------------------
                            10.   SHARED DISPOSITIVE POWER
                                  520,660
--------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             520,660
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES
                                                                             |_|
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.6%
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 526057302                   13D                     Page 7 of 10 Pages
--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             THE MILLER CHARITABLE FUND, LLLP INVESTMENTS TRUST
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             NOT APPLICABLE
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            |_|
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
                            7.    SOLE VOTING POWER
NUMBER OF
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.    SHARED VOTING POWER
OWNED BY                          520,660
EACH                        ----------------------------------------------------
REPORTING                   9.    SOLE DISPOSITIVE POWER
PERSON WITH
                            ----------------------------------------------------
                            10.   SHARED DISPOSITIVE POWER
                                  520,660
--------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             520,660
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES
                                                                             |_|
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.6%
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             00
--------------------------------------------------------------------------------

Item 5.  Interest in Securities of the Issuer.

         Item 5 is amended by adding at the end of the text responding to paragraphs (a)-(b) the following:


         On January 20, 2004, MP Alpha Holdings LLLP (then named "LLM Family Partnership, L.P.") received 10,341,827 shares of Class B common stock, and The Miller Charitable Fund, LLLP received 260,330 shares of Class B common stock, as a result of a two-for-one stock split in the form of a 100% stock dividend.

         On April 1, 2005, the name of LMM Family Partnership, L.P. was changed to MP Alpha Holdings LP. Also on April 1, 2005, MP Alpha Holdings LP became a limited liability limited partnership and is referred to as MP Alpha Holdings LLLP. The Miller Charitable Fund, L.P. is also now a limited liability limited partnership and is referred to as The Miller Charitable Fund, LLLP.

         On December 16, 2005, MP Alpha Holdings LLLP transferred all of its 20,683,654 shares of Class B common stock to MP Alpha Holdings LLLP Investments Trust. A copy of the MP Alpha Holdings LLLP Investments Trust Agreement is attached as Exhibit 7.02. As a result of this transaction, on December 16, 2005, MP Alpha Holdings LLLP Investments Trust became a beneficial owner of, with voting and dispositive power over, a total of 20,683,654 shares of Class B common stock of the Company.

         On December 16, 2005, The Miller Charitable Fund, LLLP transferred 520,660 shares to the Miller Charitable Fund LLLP Investments Trust. A copy of the Miller Charitable Fund LLLP Investments Trust Agreement is attached as
Exhibit 7.03. As a result of this transaction, on December 16, 2005, the Miller Charitable Fund LLLP Investments Trust became a beneficial owner of, with voting and dispositive power over, a total of 520,660 shares of Class B common stock of the Company.

Item 7. Materials to be filed as Exhibits

7.01 Agreement relating to filing Joint Aquisition Statement Pursuant to Rule 13d(1)(k)(1).

7.02  MP Alpha Holdings LLLP Investments Trust Agreement.

7.03  The Miller Charitable Fund LLLP Investments Trust Agreement.

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David W. Bernstein, his true and lawful attorney-in-fact and agent, with full power of substitution, to sign in any and all capacities any and all amendments to this Statement on Schedule 13D and to file those amendments and all exhibits to them and other documents to be filed in connection with them with the Securities and Exchange Commission.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Dated:  December 16, 2005





                                           MP ALPHA HOLDINGS LLLP
                                           By: LMM Family Corp.
                                               its general partner


                                           By: /s/ Stuart A. Miller
                                               ---------------------------------
                                               Stuart A. Miller
                                               President

                                           MP ALPHA HOLDINGS LLLP INVESTMENTS
                                           TRUST

                                           By:  /s/ Stuart A. Miller
                                               --------------------------------
                                               Stuart A. Miller
                                               Trustee


                                           LMM FAMILY CORP.


                                           By: /s/ Stuart A. Miller
                                               ---------------------------------
                                               Stuart A. Miller
                                               President


                                           MARITAL TRUST I CREATED UNDER THE
                                           LEONARD MILLER AMENDED AND RESTATED
                                           REVOCABLE TRUST AGREEMENT DATED
                                           JUNE 8, 2001


                                           By: /s/ Stuart A. Miller
                                               ---------------------------------
                                               Stuart A. Miller
                                               Trustee


                                           THE MILLER CHARITABLE FUND, LLLP
                                           By: LLM Family Corp.
                                               its general partner

                                           By:  /s/ Stuart A. Miller
                                               ---------------------------------
                                               Stuart A. Miller
                                               President


                                           THE MILLER CHARITABLE FUND LLLP
                                           INVESTMENTS TRUST

                                            By: /s/ Stuart A. Miller
                                                  ------------------------------
                                                  Stuart A. Miller
                                                  Trustee